UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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HUBSPOT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2017

Dear HubSpot Stockholder:

I am pleased to invite you to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of HubSpot, Inc. (“HubSpot”) to be held on Wednesday, June 7, 2017 at 9:00 a.m. Eastern Time at our offices, located at 2 Canal Park, 1st Floor, Cambridge, MA 02141.

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2017 Annual Meeting of Stockholders and Proxy Statement.

Pursuant to the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to stockholders over the Internet, we are posting the proxy materials on the Internet and delivering a notice of the Internet availability of the proxy materials. On or about April 25, 2017, we will begin mailing to our stockholders a Notice of Internet Availability (the “Notice”) containing instructions on how to access or request a copy of our Proxy Statement for the 2017 Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2016.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote over the Internet or in person at the Annual Meeting or, if you requested printed copies of proxy materials, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options.

Thank you for being a HubSpot stockholder. We look forward to seeing you at our Annual Meeting.

Sincerely,

Brian Halligan

Chief Executive Officer

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the meeting, whether or not you plan to attend the meeting, please vote your shares as promptly as possible over the Internet by following the instructions on your Notice or, if you requested printed copies of your proxy materials, by following the instructions on your proxy card. Your participation will help to ensure the presence of a quorum at the meeting and save HubSpot the extra expense associated with additional solicitation. If you hold your shares through a broker, your broker is not permitted to vote on your behalf on (1) the election of directors, (2) the non-binding, advisory vote to approve the compensation of our named executive officers or (3) non-binding, advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers unless you provide specific instructions to the broker by completing and returning any voting instruction form that the broker provides (or following any instructions that allow you to vote your broker-held shares via telephone or the Internet). For your vote to be counted, you will need to communicate your voting decision before the date of the Annual Meeting. Voting your shares in advance will not prevent you from attending the Annual Meeting, revoking your earlier submitted proxy or voting your stock in person.

HUBSPOT, INC.

25 First Street, 2nd Floor

Cambridge, MA 02141

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that HubSpot, Inc. will hold its 2017 Annual Meeting of Stockholders (the “Annual Meeting”) on Wednesday, June 7, 2017 at 9:00 a.m. Eastern Time at our offices, located at 2 Canal Park, 1st Floor, Cambridge, MA 02141, for the following purposes:

•

To elect three Class III directors, Julie Herendeen, Michael Simon and Jay Simons, to hold office until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

•	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;
•	To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;
•	To conduct a non-binding, advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers; and
•	To transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

Only stockholders of record at the close of business on April 12, 2017 are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification such as a valid driver’s license and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on April 12, 2017 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process. For instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail, the section titled “Voting” beginning on page 1 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card.

By Order of the Board of Directors,

John P. Kelleher

General Counsel and Secretary

Cambridge, Massachusetts

April 25, 2017

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, JUNE 7, 2017

GENERAL INFORMATION

Our Board of Directors (the “Board”) solicits your proxy on our behalf for the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the accompanying Notice of Internet Availability of Proxy Materials (the “Notice”). The Annual Meeting will be held at 9:00 a.m. Eastern Time on Wednesday, June 7, 2017 at our offices, located at 2 Canal Park, 1st Floor, Cambridge MA 02141. We made this Proxy Statement available to stockholders beginning on April 25, 2017.

In this Proxy Statement the terms “HubSpot,” “the company,” “we,” “us,” and “our” refer to HubSpot, Inc. The mailing address of our principal executive offices is HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge MA 02141.

Internet Availability of Proxy Materials

We are providing access to our proxy materials over the Internet. On April 25, 2017, we mailed the Notice to stockholders, unless they requested a printed copy of proxy materials. The Notice contains instructions on how to access our proxy materials and how to vote. If you would like to receive a paper or e-mail copy of our proxy materials, please follow the instructions in the Notice. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Record Date	April 12, 2017.

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the record date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	36,577,998 shares of common stock outstanding as of April 12, 2017.

Voting	There are four ways a stockholder of record can vote:

(1) By Internet: You may vote over the Internet by following the instructions provided in the Notice.

(2) By Telephone: You can vote by telephone by following the instructions in the Notice.

(3) By Mail: If you requested printed copies of proxy materials, you can vote by mailing your proxy as described in the proxy materials.

(4) In Person: If you are a stockholder as of the record date, you may vote in person at the meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on June 6, 2017. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with our Secretary before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals

Each share of our common stock outstanding on the record date is entitled to one vote on any proposal presented at the Annual Meeting:

For Proposal One, the election of directors, the three nominees receiving the plurality of votes properly cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

For Proposal Three, a majority of the votes properly cast is required to approve the compensation of our named executive officers. Since this proposal is an advisory vote, the result will not be binding on our Board, the compensation committee of our Board (the “compensation committee”), or the Company. However, the Board values input from stockholders, and the compensation committee will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers.

For Proposal Four, the frequency receiving the highest number of the votes properly cast will be considered the frequency preferred by the stockholders. Since this proposal is an advisory vote, the result will not be binding on our Board, the compensation committee, or the Company. The Board and the compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions and “broker nonvotes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. Shares voting “withheld” have no effect on the election of directors. Abstentions have no effect on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, the advisory vote to approve the compensation of our named executive officers, or the advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of PricewaterhouseCoopers LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted with regard to Proposals One, Three, or Four unless you affirmatively provide the broker instructions on how to vote. Broker non-votes also will have no effect on the outcome of these proposals.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of each of the nominees for directors, for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, for the non-binding advisory vote to approve the compensation of our named executive officers, and to hold future non-binding advisory votes to approve the compensation of our named executive officers every year. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation/Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Householding

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice, Proxy Statement, and Annual Report on Form 10-K for the year ended December 31, 2016, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Investor Relations at HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141 or call (888) 482-7768. If you want to receive separate copies of the Notice, Proxy Statement, or Annual Report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

PROPOSAL ONE

ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Board is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the 2018 annual meeting. The term of the Class II directors expires at the 2019 annual meeting. Directors are elected to hold office for a three-year term or until the election and qualification of their successors in office.

Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee of our Board, our Board has nominated Julie Herendeen, Michael Simon and Jay Simons for election as directors to serve for a three-year term ending at the 2020 annual meeting or until their successors are elected and qualified. Each of the nominees is a current member of our Board and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the Board. The Board may fill such vacancy at a later date or reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the Board and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to HubSpot and our Board. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the Board be comprised of independent directors whom the Board has determined have no material relationship with HubSpot and who are otherwise “independent” directors under the published listing requirements of the New York Stock Exchange (“NYSE”).

Nominees for Election for a Three-Year Term Ending at the 2020 Annual Meeting

Julie Herendeen, 51, has served as a member of our Board of Directors since April 2016. Ms. Herendeen has served as Head of Global Enterprise Marketing at Uber since March 2017. From September 2014 until April 2016, Ms. Herendeen served as Vice President of Marketing of Dropbox. Prior to Dropbox, Ms. Herendeen was the Chief Marketing Officer of Lookout, a mobile security company, from February 2010 to August 2014. Before Lookout, Ms. Herendeen spent five years at Yahoo and prior to that she held various positions at Shutterfly, Netscape and Apple. Ms. Herendeen was selected to serve as a director on our Board due to her extensive marketing and product expertise as well as her experience scaling technology businesses as the voice of the customer.

Michael Simon, 52, has served as a member of our Board of Directors since June 2011. From 2003 until December 2015, Mr. Simon served as the co-founder, chairman and chief executive officer of LogMeIn. Mr. Simon currently serves as chairman of the board of LogMeIn. Mr. Simon also serves on the Graduate Studies Advisory Council at the University of Notre Dame. Mr. Simon was selected to serve as a director on our Board due to his broad industry and leadership experience.

Jay Simons, 44, has served as a member of our Board of Directors since January 2017. Mr. Simons has served as President of Atlassian Corporation Plc since August 2011. From June 2008 to August 2011, Mr. Simons served as Vice President of Sales and Marketing at Atlassian. From October 2005 to May 2008, Mr. Simons served in various roles, including Vice President, Marketing, at BEA Systems, Inc. an enterprise software company, which was acquired by Oracle Corporation in 2008. From 1998 to 2005, Mr. Simons served in various roles, including Vice President, Product Marketing & Strategy, at Plumtree Software, Inc., a web software company, which was acquired by BEA Systems, Inc. in 2005. Mr. Simons was selected to serve as a director on our Board due to his experience implementing a high-velocity, low-touch sales model, his experience moving to a multi-product platform and his experience with global expansion.

Directors Continuing in Office Until the 2018 Annual Meeting

Brian Halligan, 49, a founder of the company, has served as our chief executive officer and a member of our Board of Directors since 2005, and has served as chairman of our Board of Directors since March 2014. Mr. Halligan is also an author and a senior lecturer at the Massachusetts Institute of Technology. Prior to founding HubSpot, Mr. Halligan served as venture partner at Longworth Ventures. From 2000 until 2004, he also worked as the vice president of sales of Groove Networks, which was later acquired by Microsoft. Mr. Halligan served on the board of directors of Fleetmatics Group, a global provider of fleet management solutions until its acquisition by Verizon Communications in November 2016. Mr. Halligan was selected to serve as a director on our Board due to his knowledge of HubSpot and our business and his service as our chief executive officer.

Ron Gill, 51, has served as a member of our Board of Directors since June 2012. Mr. Gill held multiple positions at NetSuite, Inc. since joining in 2007 and served as chief financial officer from 2010 until NetSuite’s acquisition by Oracle in November 2016. Prior to joining NetSuite, Ron was vice president, finance at Hyperion Solutions. Previously, he held a variety of financial positions with several technology companies, including SAP, Dell and Sony. Mr. Gill was selected to serve as a director on our Board due to his broad industry experience and extensive financial leadership experience. Mr. Gill qualifies as an “audit committee financial expert” under SEC guidelines.

Larry Bohn, 65, has served as a member of our Board of Directors since July 2007. Mr. Bohn is a Managing Director of General Catalyst Partners, a venture capital firm, which he joined in 2002. Prior to joining General Catalyst, Mr. Bohn served as the president, chief executive officer and chairman of the board of directors of NetGenesis, a leading software and analytic solutions provider. Mr. Bohn has also served as President of PC Docs a developer of document management software for enterprise networks. He previously served on the board of directors of Demandware until January 2016 and currently serves on the board of directors of several private software and technology companies, including BlackDuck, BigCommerce, L2, GoodData and Semantic Machines. Mr. Bohn was selected to serve as a director on our Board due to his experience as a seasoned investor and a current and former director of many companies, and his knowledge of the industry in which we operate.

Directors Continuing in Office Until the 2019 Annual Meeting

Lorrie Norrington, 57, has served as a member of our Board of Directors since September 2013. Ms. Norrington has served as an Operating Partner of Lead Edge Capital, a growth equity investment firm, since 2013. Prior to Lead Edge Capital, Ms. Norrington served in several senior management roles at eBay from 2005 through 2010, including President of eBay Marketplaces. Prior to joining eBay, she was the chief executive officer of Shopping.com and held senior positions at Intuit. Ms. Norrington also led a variety of businesses at General Electric Company over a twenty-year period in a broad range of industries. Ms. Norrington currently serves on the board of directors of two other public companies, Autodesk and Colgate-Palmolive and also served on the board of directors of DIRECTV until its sale to AT&T in July 2015 and also previously served on the board of directors of Shopping.com, McAfee and Lucasfilm. Ms. Norrington was selected to serve as a director on our Board due to her broad industry experience, including over 35 years of operating experience in technology, software and internet businesses, and her experience as a current and former director of other public companies.

Dharmesh Shah, 49, a founder of the company, has served as our chief technology officer and a member of our Board of Directors since 2005. Prior to HubSpot, he was founder and chief executive officer of Pyramid Digital Solutions, a software company, which was acquired by SunGard Data Systems in 2005. Mr. Shah is also an author and angel investor. Mr. Shah was selected to serve as a director on our Board due to his knowledge of the company and our business and his service as our chief technology officer.

David Skok, 61, has served as a member of our Board of Directors since May 2008. Since 2001, Mr. Skok has served as a General Partner at Matrix Partners. Mr. Skok currently serves on the boards of directors of several private companies. Mr. Skok was selected to serve as a director on our Board due to his experience as a seasoned investor and a current and former director of many companies and his knowledge of the industry in which we operate.

Executive Officers

In addition to Mr. Halligan, our chief executive officer, and Mr. Shah, our chief technology officer, who also serve as directors, our executive officers are:

John Kelleher, 51, has served as our general counsel since June 2012. Previously, from 2003, Mr. Kelleher served as the senior vice president and general counsel of Endeca Technologies until its acquisition by Oracle in December 2011. Prior to his legal career, Mr. Kelleher was a Lieutenant in the U.S. Navy.

John Kinzer, 48, has served as our chief financial officer since November 2013. From 2012 to 2013, prior to joining HubSpot, he served as the chief financial officer of BackOffice Associates. From 2001 to 2012, Mr. Kinzer worked for Blackboard, serving as chief financial officer from 2010 to 2012. He has also worked at MCI and Arthur Andersen.

Hunter Madeley, 50, has served as our chief sales officer since April 2016. Prior to that, he served as our senior vice president global sales from April 2014 to March 2016. After a sabbatical, Mr. Madeley served as a vice president commercial sales at salesforce.com from September 2010 to March 2014. From 2002 to 2004, Mr. Madeley served in several leadership roles at ADP, including as a vice president sales and a director of sales.

J.D. Sherman, 51, has served as our chief operating officer since March 2012 and as our president since March 2014. From 2005 to 2012, Mr. Sherman served as the chief financial officer of Akamai Technologies. From 1990 to 2005, he served in various positions at IBM including as vice president of financial planning and assistant controller of corporate financial strategy and budgets. He currently serves on the board of directors of Fiserv, Inc. and also served on the board of directors of Cypress Semiconductor until March 2015.

CORPORATE GOVERNANCE

Board Independence

The Board has determined that each of our directors, except for Mr. Halligan as chief executive officer and Mr. Shah as chief technology officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of our director independence standards and the director independence standards of NYSE and the SEC. Furthermore, the Board has determined that each member of each of the committees of the Board is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards, including Rule 10a-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making that determination, the Board considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers. In addition, a majority of the members of the Board meets the independence standards under the rules of the NYSE.

At least annually, the Board will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the Board will make an annual determination of whether each director is independent within the meaning of the NYSE’s, the SEC’s, and our applicable committees’ independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (a/k/a our Code of Use Good Judgment) that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Use Good Judgment is available on the Investor Relations/ Corporate Governance section on our website at https://ir.hubspot.com/investors/corporate-governance/default.aspx. A copy of the Code of Use Good Judgment may also be obtained, free of charge, upon a request directed to: HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, Attention: General Counsel. We intend to disclose any amendment or waiver of a provision of the Code of Use Good Judgment that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website (available at http://www.hubspot.com) and/or in our public filings with the SEC.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NYSE and our certificate of incorporation and bylaws. Our corporate governance guidelines are available on the Investor Relations/ Corporate Governance section of our website at https://ir.hubspot.com/investors/corporate-governance/default.aspx. Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, those guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Board and Committee Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During 2016, the Board held five meetings. The Board has three standing committees:

•	the audit committee, which held ten meetings in 2016;
•	the compensation committee, which held five meetings in 2016; and
•	the nominating and corporate governance committee, which held four meetings in 2016.

Each of the incumbent directors of the Board attended 100% of all meetings of the Board and meetings of committees of our Board upon which they served (during the periods that they served) during 2016. The Board regularly holds executive sessions of the independent directors. Executive sessions do not include employee directors or directors who do not qualify as independent under NYSE and SEC rules.

Annual Meeting Attendance

It is our policy that members of our Board are encouraged to attend annual meetings of our stockholders.

Committees

Our bylaws provide that the Board may delegate responsibility to committees. The Board has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board has also adopted a written charter for each of the three standing committees. Each committee charter is available on the Investor Relations/Corporate Governance section of our website at http://ir.hubspot.com/investors/corporate-governance/default.aspx.

Audit Committee

Ms. Herendeen and Messrs. Gill and Skok currently serve on the audit committee, which is chaired by Mr. Gill. The Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee’s responsibilities include:

•	overseeing the work of our independent registered public accounting firm;
•	approving the hiring, discharging and compensation of our independent registered public accounting firm;
•	approving engagements of the independent registered public accounting firm to render any audit or permissible non-audit services;
•	reviewing the qualifications and independence of the independent registered public accounting firm;
•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
•	reviewing our consolidated financial statements and reviewing our critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls; and
•	reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit and our interim consolidated financial statements.

The audit committee met ten times during the fiscal year ended December 31, 2016. The audit committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of our website at http://ir.hubspot.com/investors/corporate-governance/default.aspx.

Compensation Committee

Messrs. Bohn, Simon, Skok and Simons currently serve on the compensation committee, which is chaired by Mr. Simon. The Board has determined that each member of the compensation committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The compensation committee’s responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers;
•	evaluating the performance of our executive officers in light of established goals and objectives;
•	reviewing and approving the compensation of our executive officers based on its evaluations;
•	reviewing and recommending compensation of our directors;
•	administering and approving the issuance of stock options and other awards under our stock plans;
•	retaining and approving the compensation of any compensation advisers; and
•	evaluating the independence of any such compensation advisers.

The compensation committee met five times during the fiscal year ended December 31, 2016. The compensation committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Investor Relations/Corporate Governance section of our website at http://ir.hubspot.com/investors/corporate-governance/default.aspx.

Nominating and Corporate Governance Committee

Mr. Bohn and Mses. Herendeen and Norrington currently serve on the nominating and corporate governance committee, which is chaired by Ms. Norrington. The Board has determined that each member of the nominating and corporate governance committee is “independent” as that term is defined in the applicable SEC and NYSE rules. The nominating and corporate governance committee’s responsibilities include:

•	evaluating and making recommendations regarding the organization and governance of the board of directors and its committees;
•	assessing the performance of members of the board of directors and making recommendations regarding committee and chair assignments;
•	reviewing and making recommendations with regard to our corporate succession plans for our chief executive officer and other executive officers;
•	recommending desired qualifications for board of directors membership and conducting searches for potential members of the board of directors; and
•	reviewing and making recommendations with regard to our corporate governance guidelines.

The nominating and corporate governance committee met four times during the fiscal year ended December 31, 2016. The nominating and corporate governance committee operates under a written charter adopted by the Board of Directors, a current copy of which is available on the Investor Relations/Corporate Governance section of our website at http://ir.hubspot.com/investors/corporate-governance/default.aspx.

Identifying and Evaluating Director Nominees

The Board has delegated the director selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Board’s approval as director nominees for election to the Board.

The nominating and corporate governance committee retained the services of a third party search firm in connection with the search for new directors as part of the Board's succession planning process during 2016. This firm provided the nominating and corporate governance committee with lists of candidates that meet criteria established by the Board and assisted the nominating and corporate governance committee in meeting and assessing the qualifications of candidates in order to assist the committee with its review of potential candidates. Julie Herendeen, who joined the Board in April 2016 was a candidate identified by the third party search firm.

Minimum Qualifications

In evaluating proposed director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, the current size and composition of our Board and the needs of our Board and its respective committees. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, integrity, judgment, diversity of experience, expertise, business acumen, understanding of our business and industry, potential conflicts of interest and other commitments. Nominees must also have proven achievement and competence in their field and the ability to provide guidance to our management team and make significant contributions to our success, and an understanding of the fiduciary responsibilities that are required of a director. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all board of director and applicable committee meetings.

While we do not have a specific policy with regard to the consideration of diversity in identifying director nominees, we believe it is essential to have directors representing diversity in many areas, including but not limited to race, ethnicity, gender, age, background, and professional experience.  Accordingly, diversity is one of the factors considered by the Nominating and Corporate Governance Committee in identifying director nominees.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to our Secretary at HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The Board provides to every securityholder and interested party the ability to communicate with the Board, as a whole, and with individual directors on the Board through an established process for securityholder and other interested party communication. For a communication directed to the Board of Directors as a whole, securityholders and other interested parties may send such communication to the attention of the Company’s Secretary via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, Attn: Board of Directors, c/o Secretary.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board, securityholders and other interested parties may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141, Attn: [Name of Individual Director], c/o Secretary.

We will forward by U.S. Mail any such communication to each director, and the Chairman of the Board in his or her capacity as a representative of the Board, to whom such communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board and Committee Evaluations

The nominating and corporate governance committee oversees the annual Board and committee evaluation process. Generally, the Board and each committee conduct self-evaluations by means of written questionnaires completed by each director and committee member. The anonymous responses are summarized and provided to the Board and each committee at their next meetings in order to facilitate an examination and discussion by the Board and each committee of the effectiveness of the Board and committees, Board and committee structure and dynamics, and areas for possible improvement. In 2016, the nominating and corporate governance committee also engaged a third party firm to conduct a comprehensive independent evaluation of the Board. The evaluation process consisted of confidential written questionnaires and one-on-one interviews of our directors and management. The resulting information was compiled and summarized by the third party and then reviewed and discussed at a subsequent Board meeting. The nominating and corporate governance committee establishes the Board and committee evaluation process each year and may determine to use an independent third party evaluation process from time to time in the future.

Board Leadership Structure and Board’s Role in Risk Oversight

Mr. Halligan serves as our chief executive officer and as chairman of the board. The board of directors believes that having our chief executive officer as chairman of the board facilitates the board of directors’ decision-making process because Mr. Halligan has first-hand knowledge of our operations and the major issues facing us. This also enables Mr. Halligan to act as the key link between the board of directors and other members of management.

Our board of directors has appointed Ms. Norrington to serve as our lead independent director. As lead independent director, Ms. Norrington presides over meetings of our independent directors, serves as a liaison between our chairman of the board of directors and the independent directors and performs such additional duties as our board of directors may otherwise determine and delegate.

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee reviews and discusses the risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a materially adverse effect on us.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. Our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term financial, operational and strategic goals, in particular in connection with our “pay-for-performance” compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policies prohibit all directors, executive officers, and employees from buying our securities on margin, or holding such securities in a margin account and, without the prior approval of the audit committee, buying or selling derivatives on such securities, engaging in short sales involving such securities or pledging our securities as collateral for a loan. To date, no such requests have been made or approved.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2017, and we are asking you and other stockholders to ratify this appointment. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2016.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the Board determined to submit to stockholders for ratification the appointment of PricewaterhouseCoopers LLP. A majority of the votes properly cast is required in order to ratify the appointment of PricewaterhouseCoopers LLP. In the event that a majority of the votes properly cast do not ratify this appointment of PricewaterhouseCoopers LLP, we will review our future appointment of PricewaterhouseCoopers LLP.

We expect that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

We have adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by PricewaterhouseCoopers LLP for audit, audit-related, tax and all other services rendered for 2016 (in thousands) and the fees billed by Deloitte & Touche LLP, our independent registered public accounting firm for the year ended December 31, 2015, for audit, audit-related, tax and all other services rendered for 2015 (in thousands):

Fee Category	2016 (1)	2015
Audit Fees	$1,328	$1,445
Audit-Related Fees		114
Tax Fees	65	213
Other Fees	3
Total Fees	$1,396	$1,772
(1)

Not included in the table above are fees of $75,000 billed by Deloitte & Touche LLP in connection with their consent relating to our 2015 and 2014 financial statements included in our annual report on Form 10-K for the year ended December 31, 2016.

Audit Fees. Represents fees billed for services provided in connection with the audits of our annual financial statements and internal control over financial reporting, and reviews of our quarterly financial statements.

Audit-Related Fees. Represents fees billed for services provided in connection with the submission of our Registration Statements on Form S-1 in connection with our public stock offerings.

Tax Fees. Represents fees billed for professional services provided for tax compliance, advice and planning.

Other Fees. Represents fees billed for accounting research software and use of automated disclosure tools.

The Audit Committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that HubSpot specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the Board. None of the members of the audit committee is an officer or employee of HubSpot, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable NYSE Market rules. Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NYSE. The Board has designated Mr. Gill as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The Audit Committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the company’s consolidated financial statements for 2016 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, the company’s independent registered public accounting firm, to discuss the consolidated financial statements. The Audit Committee also discussed with members of PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA Performance Standards Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of the company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the company’s internal control over financial reporting. The Audit Committee meets with representatives of the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the company’s internal control, including internal control over financial reporting; and the overall quality of the company’s financial reporting.

In addition, the Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of PricewaterhouseCoopers LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board that the company’s audited consolidated financial statements for 2016 be included in its Annual Report on Form 10-K for 2016.

Audit Committee

Ron Gill (Chairperson)

Julie Herendeen

David Skok

PROPOSAL THREE

NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in our annual proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders.  Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term financial, operational and strategic goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. Our Board and the compensation committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board or the compensation committee. Although non-binding, the Board and the compensation committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration as they deem appropriate when making future decisions regarding our executive compensation program

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of HubSpot, Inc. approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including in the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL FOUR

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF

FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers. We are required to solicit stockholder votes on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers at least once every six years, although we may seek stockholder input more frequently.

By voting with respect to this Proposal Four, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our named executive officers every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this Proposal Four. Our Board has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.  Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of HubSpot, Inc. approve the submission by the Company of a non-binding, advisory say-on-pay resolution pursuant to Section 14A of the Exchange Act every:

•	one year;
•	two years; or
•	three years.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation. This vote is advisory and not binding on the Company or our Board.   Although non-binding, the Board and the compensation committee value the opinions that stockholders express in their votes and will review the voting results and take them into consideration when making future decisions regarding the frequency of future advisory votes on the compensation of our named executive officers.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE OPTION OF EVERY “1 YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OUR NAMED EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of April 10, 2017, for:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	our named executive officers;
•	each of our directors and director nominees; and
•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 36,545,306 shares of common stock outstanding as of April 10, 2017 unless indicated otherwise. Options to purchase shares of our common stock that are exercisable, and shares of our common stock that may be acquired upon the vesting of restricted stock units (“RSUs”), in each case, within 60 days of April 10, 2017, are deemed to be beneficially owned by the persons holding these options or RSUs, as applicable, for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o HubSpot, Inc. 25 First Street, 2nd Floor, Cambridge, MA 02141.

	Number of Shares
Name of Beneficial Owner	Beneficially Owned	Percentage
5% Stockholders
FMR LLC(1)	5,341,282	15.0%
Entities affiliated with Wellington Management Group LLP(2)	3,871,833	10.7%
The Vanguard Group(3)	2,396,868	6.7%
Entities affiliated with Black Rock, Inc.(4)	1,943,726	5.5%
Dharmesh Shah(5)	1,848,705	5.0%

Executive Officers and Directors
Brian Halligan (6)	1,157,662	3.1%
John Kinzer(7)	105,312	*
Hunter Madeley(8)	46,584	*
JD Sherman (9)	483,389	1.3%
Larry Bohn(10)	682,738	1.9%
Ron Gill(11)	44,358	*
Julie Herendeen (12)	5,271	*
Lorrie Norrington(13)	57,807	*
Michael Simon(14)	102,296	*
Jay Simons (15)	1,679	*
Dharmesh Shah(5)	1,848,705	5.0%
David Skok(16)	17,084	*

All executive officers and directors as a group (13 persons)(17)	4,581,690	12.1%

*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)

This information is as of December 31, 2016 and is based solely on a Schedule 13G filed by FMR LLC (“FMR”) with the SEC on February 14, 2017. FMR reports sole voting power over 765,071 shares and sole dispositive power over 5,341,282 shares. The percent owned is based on the calculation provided by the FMR Schedule 13G. The address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(2)

This information is as of February 28, 2017 and is based solely on a Schedule 13G filed by Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP (together, the “Wellington Funds”) with the SEC on March 10, 2017. Wellington Management Company LLP reports shared voting power over 2,760,881 shares and sole dispositive power over 3,717,690 shares. Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Group LLP each report shared voting power over 2,804,426 shares and shared dispositive power over 3,871,833 shares. The percent owned is based on the calculation provided by the Wellington Funds Schedule 13G. The address of the Wellington Funds is c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210.

(3)

This information is as of December 31, 2016 and is based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 13, 2017. The Vanguard Group reports sole voting power over 57,869 shares, shared voting power over 1,315 shares, sole dispositive power over 2,339,331 shares and shared dispositive power over 57,537 shares. The percent owned is based on the calculation provided by The Vanguard Group Schedule 13G. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

This information is as of December 31, 2016 and is based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2017. BlackRock, Inc. reports sole voting power over 1,861,954 shares and sole dispositive power over 1,943,726 shares. The percent owned is based on the calculation provided by the BlackRock, Inc. Schedule 13G. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Consists of (i) 1,674,585 shares held directly by Mr. Shah and (ii) 174,120 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(6)

Consists of (i) 751,124 shares held directly by Mr. Halligan and (ii) 406,538 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(7)

Consists of (i) 16,458 shares held directly by Mr. Kinzer and (ii) 88,854 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(8)

Consists of (i) 28,259 shares held directly by Mr. Madeley and (ii) 18,325 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(9)

Consists of (i) 18,877 shares held directly by Mr. Sherman and (ii) 464,512 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(10)

Consists of (i) 18,339 shares held directly by Larry Bohn, (ii) 650,815 shares of common stock held by General Catalyst Group V, L.P. (“GCG V”) and (iii) 13,584 shares of common stock held by GC Entrepreneurs Fund V, L.P. (“GCEF V”). General Catalyst Partners V, L.P. (“GCP V”), as the sole general partner of GCG V and GCEF V, and General Catalyst GP V, LLC (“GCGP V”), as the sole general partner of GCP V, may be deemed to share voting and dispositive power over the shares held of record by GCG V and GCEF V. Each of David Fialkow, David Orfao and Joel Cutler, who are Managing Directors of GCGP V, may be deemed to share voting and dispositive power over the shares held of record by GCG V and GCEF V. The address for Mr. Bohn and General Catalyst Partners is 20 University Road, 4th Floor, Cambridge, MA 02138.

(11)

Consists of (i) 8,831 shares held directly by Mr. Gill and (ii) 35,527 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(12)

Consists of (i) 408 shares of common stock held directly by Ms. Herendeen and (ii) 4,863 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(13)

Consists of (i) 2,931 shares of common stock held directly by Ms. Norrington and (ii) 54,876 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(14)

Consists of (i) 23,269 shares held directly by Mr. Simon, (ii) 5,000 shares held by the Simon Family Children’s Trust dtd 12/15/2006 and (iii) 74,027 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(15)

Mr. Simons joined our board of directors on January 25, 2017. Consists of 1,679 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

(16)

Consists of (i) 7,990 shares held directly by Mr. Skok and (ii) 9,094 shares of common stock held by Matrix VIII US Management Co., LLC (“Matrix VIII US MC”). Mr. Skok is a managing member of Matrix VIII US MC. Mr. Skok, by virtue of his management position in Matrix VIII US MC, has sole voting and dispositive power with respect to the shares held by Matrix VIII US MC. Mr. Skok disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address for each of Mr. Skok, Matrix Partners VIII, L.P. and Matrix VIII US Management Co., LLC is 101 Main Street, 17th Floor, Cambridge, MA 02142.

(17)	See footnotes 5 through 16 above. Includes 1,344,340 shares issuable upon exercise of stock options, and that may be acquired upon the vesting of RSUs, in each case, within 60 days of April 10, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2016, all required reports were filed on a timely basis under Section 16(a), except for one late Form 4 transaction for Mr. Skok.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section describes how our executive compensation programs are designed and operate with respect to our named executive officers. For 2016, our named executive officers were:

Name	Title
Brian Halligan	Chief Executive Officer
John Kinzer	Chief Financial Officer
J.D. Sherman	President and Chief Operating Officer
Hunter Madeley	Chief Sales Officer
Dharmesh Shah	Chief Technology Officer

Executive Summary and Compensation Philosophy

Our compensation committee designs our executive compensation programs with the goal of attracting, retaining and motivating high-caliber executive officers, while simultaneously promoting the achievement of key company performance measures to align the incentives of our executive officers with our stockholders’ interests. We compete with many other public and private companies within our region and across the country for executives. Accordingly, the compensation committee generally targets overall compensation for our executive officers to be competitive in our industry and region. Variations in this targeted compensation may occur depending on the experience level of the individual and other market factors, such as the demand for executives with certain skills and experience and the costs associated with recruiting qualified executives from other established companies. We intend to provide a competitive total compensation package and will share our success with our executive officers, as well as our other employees, when our objectives are met.

In 2016 we delivered strong financial performance, with highlights that included:

•	49% year-over-year revenue growth to $271.0 million in 2016 compared to $181.9 million in 2015;
•	9.4 percentage point improvement in non-GAAP operating margin to (4.4%) in 2016 compared to (13.8%) in 2015; and
•	Generated $19.4 million of operating cash flow in 2016 compared to using ($0.4) million of operating cash flow in 2015.

We adopted an executive compensation clawback policy and stock ownership guidelines for our executive officers and board members in 2016 and we adhere to other executive compensation best practices as summarized below:

√	Maintain a clawback policy	√	Use objective performance measures
√	Maintain Stock Ownership Guidelines for executives and directors	√	Cap bonus payments
√	Use double-trigger change in control provisions for equity awards; otherwise no change in control payments or benefits for executives	√	Prohibit hedging and pledging of HubSpot stock
√	No employment agreements or cash severance arrangements with executives	√	Use independent compensation consultant that provides no other services to HubSpot
√	Provide limited perquisites

For 2017, our founders, Messrs. Halligan and Shah voluntarily elected to receive a base salary of $1 and to forego any cash bonus payments under the Senior Executive Cash Incentive Bonus Plan.

The compensation of our named executive officers in 2016 consisted of the following elements:

Compensation Element	Objective
Base salary	To attract and retain talented executives.
Annual cash incentive compensation	To motivate and reward executives for the achievement of key company objectives set by the compensation committee at the beginning of the year.
Long-term equity incentive compensation	To retain and motivate executives and align their interests with those of our stockholders.
Other benefits

General employee medical and dental plans, unlimited vacation, life and disability insurance and Section 401(k) plan matching contributions designed to provide employee benefits competitive with those offered by our peer group and other companies with which we compete for talent.

Each of the elements of our executive compensation program is discussed in more detail below. Our compensation elements are designed to be flexible, to complement each other and to serve the compensation objectives described above. While we have not adopted any formal policies for allocating compensation between fixed and variable compensation, we generally target our long-term equity incentive compensation to be a significant majority of total compensation. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of short-term cash and long-term equity incentive awards.

Determining Executive Compensation

Role of the Compensation Committee

The compensation committee of our board of directors oversees our executive compensation programs and annually reviews and approves all executive compensation decisions. The compensation committee meets several times near the beginning of each fiscal year to review our executive compensation programs, establish the company performance measures used to set the annual cash bonus opportunities for the fiscal year and review the total compensation for our executive officers to ensure consistency with our overall compensation philosophy. As part of their executive compensation review, the compensation committee is provided with relevant information, such as the competitive market data described further below, to use as a reference when setting each individual compensation element and total compensation levels.

Role of our Chief Executive Officer and Other Executive Officers

Our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer assist the compensation committee in identifying the key performance and incentive measures that may be used in setting annual cash incentive compensation opportunities and also provide input on key contributors and performers within the company so as to ensure their compensation accurately reflects their responsibilities, performance, experience levels and expected future contributions. Although our Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer do not participate in decisions involving their own compensation, their recommendations and input are often taken into consideration by the compensation committee when making compensation decisions.

Role of the Compensation Consultant

The compensation committee has retained Compensia, a nationally recognized compensation consulting firm, to serve as its compensation consultant. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, the compensation committee has assessed each of the six independence factors established by the SEC and has determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns. In addition, the compensation committee evaluated the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for the compensation committee does not raise any conflicts of interest.

Compensia reports directly to the compensation committee and does not provide any non-compensation related services to the company. Compensia does not make specific compensation-related recommendations, although it does use the competitive market data described below to provide ranges for base salary, annual cash incentive awards and long-term incentive awards that are consistent with the company’s compensation peer group for the compensation committee to consider. Compensia attends certain compensation committee meetings, executive sessions and preparatory meetings with the committee chair and certain executive officers, as requested by the compensation committee.

Use of Competitive Market Data and Peer Groups

The compensation committee directs Compensia to provide it with competitive market data and analysis based on a select group of peer companies and published survey data, as well as information about current market practices and trends, compensation structures and peer group compensation ranges. The comparative market data Compensia provides is based on a compensation peer group selected by the compensation committee with input and guidance from Compensia and published survey data in cases where there is insufficient data within the peer companies. Typically, the compensation peer group is comprised of software companies that are considered similar to us as of the end of the previous fiscal year based on various financial measures such as revenue, market capitalization and growth.

For 2016 our compensation peer group consisted of the following 17 software companies:

Benefitfocus, Inc.	Ellie Mae, Inc.	Qualys, Inc.
Callidus Software Inc.	Imperva, Inc.	RingCentral, Inc.
Constant Contact, Inc.	LogMeIn, Inc.	SPS Commerce, Inc.
Cornerstone OnDemand, Inc.	Marketo, Inc.	Veeva Systems Inc.
Cvent, Inc.	New Relic, Inc.	Zendesk, Inc.
Demandware, Inc.	PROS Holdings, Inc.

The compensation committee may replace some or all of these companies with others from time to time as changes in market positions and company size, including our own, may suggest more representative peer group companies.

Elements of Compensation

Base Salaries

Base salaries for our named executive officers were established initially at the time the individual was hired, taking into account competitive market data provided by Compensia and internal pay equity considerations, as well as the individual’s qualifications and experience. Base salaries of our named executive officers are reviewed by our Chief Executive Officer and President and Chief Operating Officer and approved annually by the compensation committee. Adjustments to base salaries are also based on:

•	Each named executive officer’s position, level of responsibility and seniority.
•	The relative ease or difficulty of replacing the individual with a well-qualified person and the number of well-qualified candidates available to assume the person’s role.

The compensation committee does not assign a specific weight to any single factor in making decisions regarding base salary adjustments.

In January 2016, after reviewing the base salaries of our named executive officers, the compensation committee determined the following base salary adjustments were necessary in order to make their target total cash compensation more competitive with the amounts paid to similarly situated executives at the companies in our peer group.

The following table sets forth the base salary for our named executive officers for fiscal 2015 and 2016:

Named Executive Officer	2015 Base Salary(1)	2016 Base Salary(1)	% Change
Brian Halligan	$312,500	$375,000	20.0%
John Kinzer	$281,250	$312,500	11.1%
J.D. Sherman	$281,250	$343,750	22.2%
Hunter Madeley	$281,250	$295,313	5.0%
Dharmesh Shah	$281,250	$281,250	0.0%

(1) Salary changes are effective as of April 1st of the applicable year, except in the case of Mr. Halligan for 2016. As further described below under “2016 CEO Compensation.” Mr. Halligan’s 2016 base salary increase took effect on July 1, 2016.

Annual Cash Incentive Compensation

The named executive officers, as well as other executive officers, participate in our Senior Executive Cash Incentive Bonus Plan, which provides an opportunity to earn a cash bonus upon achievement of company performance objectives approved by the compensation committee. This program was established to further align individual contributions with our significant corporate goals and to increase focus on executing key business deliverables.

Target Cash Incentive Opportunity.  As with base salaries, the target annual cash incentive compensation opportunities (generally expressed as a percentage of base salary) for our named executive officers were established initially at the time the individual was hired, taking into account competitive market data and internal pay equity considerations, as well as the individual’s qualifications and experience. Adjustments to target annual cash incentive compensation opportunities are based on an individual’s performance, as well as competitive market data and internal pay equity considerations. Along with base salaries, target annual cash incentive compensation opportunities are reviewed and approved annually by the compensation committee.

In 2016, the compensation committee did not make any changes to the target annual cash incentive compensation opportunities for the named executive officers.

The following table sets forth the target annual cash incentive compensation opportunities for the named executive officers under our Senior Executive Cash Incentive Bonus Plan for 2015 and 2016:

	2015	2016
	Target Bonus	Target Bonus
Named Executive Officer	(% of annual base salary) (1)	(% of annual base salary) (1)	% Change
Brian Halligan	60%	60%	0%
John Kinzer	60%	60%	0%
J.D. Sherman	60%	60%	0%
Hunter Madeley	60%	60%	0%
Dharmesh Shah	60%	60%	0%

(1)	Bonus target changes are effective as of April 1st of the applicable year.

Cash Incentive Determinations.  Under the Senior Executive Cash Incentive Bonus Plan, each year (generally during the first quarter) the compensation committee approves company-wide performance objectives, which serve as the basis for determining the eligibility for, and amount of, bonuses to be paid under the program. For 2016, performance under the Senior Executive Cash Incentive Bonus Plan was measured and paid out semi-annually as of June 30th and December 31st. For 2016, the compensation committee selected the following two performance objectives: (1) annual recurring revenue run rate (“ARR”) at June 30, 2016 and December 31, 2016 and (2) non-GAAP operating margin for each of the six months ended June 30, 2016 and December 31, 2016. The performance objectives were weighted 70% for ARR and 30% for non-GAAP operating margin. For purposes of the Senior Executive Cash Incentive Bonus Plan, we define ARR as the annual value of our customer subscription contracts as of the specified point in time excluding any commissions owed to our partners and we define non-GAAP operating margin as operating margin, calculated in accordance with GAAP, excluding our stock-based compensation expense and the amortization of acquired intangibles. The compensation committee determines the target levels for each of these performance objectives in consultation with management and after taking into consideration our performance for the immediately preceding year. The compensation committee establishes target levels it believes are necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate the named executive officers to achieve an aggressive level of growth and profitability. Our 2016 ARR and non-GAAP operating margin target levels compared to our actual results were:

	Target	Actual
2016 – First Half (June 30, 2016)
ARR	$250.356 million	$250.466 million
Non-GAAP Operating Margin	(10.3%)	(5.0%)
2016 – Second Half (December 31, 2016)
ARR	$305.412 million	$300.777 million
Non-GAAP Operating Margin	(7.9%)	(3.2%)

The above-referenced performance objectives should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these objectives was to establish a method for determining the payment of annual cash incentive compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

The table below shows four performance attainment scenarios as examples to illustrate the structure of the Senior Executive Cash Incentive Bonus Plan.

Senior Executive Cash Incentive Bonus Plan Scoring Examples

Scenario 1
Metric	Attainment Scale	Assumed Attainment	Weighting	Score (= Attainment x Weighting)
ARR	Sliding Scale: 200% - 50%	200%	70%	140%
Non-GAAP Operating Margin	Binary: 100% or 0%	100%	30%	30%
Calculated Bonus Payout				170%

Scenario 2
Metric	Attainment Scale	Assumed Attainment	Weighting	Score (= Attainment x Weighting)
ARR	Sliding Scale: 200% - 50%	100%	70%	70%
Non-GAAP Operating Margin	Binary: 100% or 0%	100%	30%	30%
Calculated Bonus Payout				100%

Scenario 3
Metric	Attainment Scale	Assumed Attainment	Weighting	Score (= Attainment x Weighting)
ARR	Sliding Scale: 200% -50%	71%	70%	50%
Non-GAAP Operating Margin	Binary: 100% or 0%	0%	30%	0%
Calculated Bonus Payout				50%

Scenario 4
Metric	Attainment Scale	Assumed Attainment	Weighting	Score (= Attainment x Weighting)
ARR	Sliding Scale: 200% - 50%	45%	70%	0%
Non-GAAP Operating Margin	Binary: 100% or 0%	0%	30%	0%
Calculated Bonus Payout				0%

After the end of each six-month period, the compensation committee reviews our actual achievement against the performance target levels and determines the amount of bonuses to be paid under the program. Under the Senior Executive Cash Bonus Program in 2016 we had to achieve 100% of the non-GAAP operating margin target level for the portion of the annual cash incentive compensation opportunity attributable to that objective to be paid for the applicable six month measurement period. No bonus was to be paid with respect to the non-GAAP operating margin performance objective if we achieved less than 100% of the target level and the maximum payout was capped at 100% of the target level. In addition, we had to achieve the minimum ARR target levels set forth below for any portion of the annual cash incentive opportunity attributable to the ARR performance objective to be paid for the applicable six month measurement period. ARR achievement at the minimum levels set forth below would result in a 50% payout with respect to the portion of the annual cash incentive compensation opportunity attributable to the ARR performance objective. No bonus is paid with respect to the ARR target for achievement levels below the minimums set forth below. Overachievement of the ARR target can increase up to a maximum attainment of 200% with respect to the portion of the bonus opportunity attributable to ARR (70% weighting) and overall bonus payouts were capped at 170% of the total annual cash incentive compensation opportunity. The following table shows potential payouts for the two performance objectives at various achievement levels:

	Weighting (% of total bonus opportunity)	Minimum		Target
Payout % (1)		50%	75%	100%	125%	150%	175%	200%
2016 – First Half (June 30, 2016)
ARR (2)	70%	$246.576	$248.460	$250.356	$252.708	$255.060	$257.412	$259.764
Non-GAAP Operating Margin (3)	30%			(10.3%)
2016 – Second Half (December 31, 2016)
ARR (2)	70%	$297.144	$301.284	$305.412	$310.776	$316.140	$321.504	$326.868
Non-GAAP Operating Margin (3)	30%			(7.9%)

(1)	Results are interpolated between percentages above the minimum.
(2)	All target dollar amounts are expressed in millions.
(3)	Payout is zero for non-GAAP operating margin portion of bonus if non-GAAP operating margin is below 100% of target.

For the first half of 2016, we achieved 101.2% of the ARR target level and over 100% of the non-GAAP operating margin target level, resulting in a total bonus payout equal to 100.8% of the target annual cash incentive compensation opportunities for that six-month period. For the second half of 2016, we achieved 72% of the ARR target level and over 100% of the non-GAAP operating margin target level, resulting in a total bonus payout equal to 80.4% of the target annual cash incentive compensation opportunities for that six-month period. As such the compensation committee awarded the named executive officers 90.6% of their respective full-year target annual cash incentive compensation opportunities.

A portion of Mr. Madeley’s semi-annual cash incentive compensation is paid monthly prior to the determination of his semi-annual bonus amount. If the aggregate monthly payments are greater than the actual semi-annual bonus amount, then the difference is automatically clawed back by us on a semi-annual basis. In 2016, Mr. Madley received monthly payments of $10,000 under the Senior Executive Cash Incentive Bonus Plan, and no amounts were clawed back since his actual semi-annual bonus amount exceeded the aggregate monthly payments.

Please refer to the “Summary Compensation Table” for the actual amounts paid to each of our named executive officers pursuant to our Senior Executive Cash Incentive Bonus Plan for 2016.

Long-Term Equity Incentive Compensation

The named executive officers are eligible to receive long-term equity incentive awards, which are intended to align their interests with the interests of our stockholders. Since the completion of our initial public offering, our long-term equity incentive compensation awards have been made in the form of options to purchase shares of our common stock and restricted stock units that are settled in shares of our common stock. Long-term equity incentive awards are generally subject to four-year vesting based on continued employment at a rate of 25% after one year with the remainder vesting in equal monthly installments thereafter. We believe that long-term equity incentive awards provide a strong link between our executive officers’ compensation and our long-term performance and the creation of stockholder value. We also believe the time-based vesting requirement of our long-term equity incentive awards promote retention by providing an incentive for our executive officers to remain in our employment throughout the vesting period.

All stock option and restricted stock unit awards are approved by the compensation committee. The compensation committee grants long-term equity incentive awards to the named executive officers on an annual basis, generally in the first quarter of the year. In determining the size of long-term equity incentive awards for the named executive officers, the compensation committee reviews competitive market data provided by Compensia and grants awards intended to be competitive with the prevailing market practice. In addition to the competitive market data, the compensation committee also considers a number of other factors including the recommendations of our Chief Executive Officer, President and Chief Operating Officer (except with respect to their own awards), our company’s overall performance, the individual executive officer’s performance, the relative ease or difficulty of replacing the executive with a well-qualified person and the number of well-qualified candidates available to assume the executive’s role, the amount of equity previously awarded to the executive as well as the portion of previously awarded equity that remains unvested and the company’s annual equity burn rates.

For 2016, the compensation committee determined that the mix of our long-term equity incentive awards to executive officers would consist of 25% in value of stock options and 75% in value of restricted stock unit awards. After considering the factors described above, the compensation committee granted the following long-term equity incentive awards to the named executive officers in 2016:

Named Executive Officer	Restricted Stock Units (# of Shares)	Stock Options (# of Shares)
Brian Halligan	22,628	17,769
John Kinzer	29,010	22,781
J.D. Sherman	29,517	23,179
Hunter Madeley	26,044	20,451
Dharmesh Shah	25,456	19,990

2016 CEO Compensation

As previously disclosed, in July 2015 our Board conducted an independent review into the conduct of certain of our employees and determined those employees had violated our Code of Business Conduct and Ethics. The Board also concluded that our Chief Executive Officer did not report the employees' actions in a timely manner. Although our Chief Executive Officer was not involved in the underlying conduct and his lack of timely reporting did not impede the review, the Board concluded that applying sanctions to our Chief Executive Officer's compensation was appropriate. As a result, for 2016, (i) Mr. Halligan's base salary for the first six months of 2016 was the minimum wage as required under Massachusetts law, (ii) Mr. Halligan was not eligible for any cash incentive compensation for the first half of 2016 and (iii) Mr. Halligan's equity grant for 2016 was made in an amount equal to 50% of what he would have otherwise received based on market data, performance and other factors.

2017 Founder Compensation

For 2017, Messrs. Halligan and Shah voluntarily elected to receive a base salary of $1 and to forego any cash bonus payments under the Senior Executive Cash Incentive Bonus Plan.

Other Benefits

Health and Welfare Benefits

Our named executive officers are eligible for the same employee benefits available to our employees generally. These include participation in a tax-qualified Section 401(k) plan with a company matching contribution and group health, dental, life and disability insurance plans. The type and extent of benefits offered are intended to be competitive within our industry and region.

Severance and Change in Control Benefits

We do not have any employment or change in control arrangements with our executive officers, except that all of the current outstanding equity awards to our employees, including our named executive officers, under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive Plan, include a “double-trigger” vesting acceleration provision in the event of a change in control of the company as further described below under “Potential Payments Upon Termination or Change in Control.”

Other Compensation Practices and Policies

Perquisites and Personal Benefits.   As noted above, our named executive officers are eligible to participate in the same benefits as those offered to all full-time employees. Our Chief Sales Officer commutes from Toronto, Canada to Cambridge, Massachusetts and we reimburse him for housing and travel expenses and provide related tax gross-up payments as set forth in the section of this Proxy

Statement captioned “Executive Compensation— 2016 Summary Compensation Table.” Other than these payments we do not have any programs for providing personal benefits or executive perquisites to our named executive officers.

Policy for Recoupment of Incentive Compensation. We have adopted a Policy for Recoupment of Incentive Compensation (the “Clawback Policy”) that applies to those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act.  The Clawback Policy provides that if we are required to prepare an accounting restatement due to the material non-compliance with any financial reporting requirement and/or intentional misconduct by an officer covered by the policy, then a committee of independent directors may require any officer covered by the policy to repay to the Company any incentive compensation received by the officer during the previous three years, to the extent that the committee determines that the incentive compensation was in excess of the amount the officer would have received if the incentive compensation had been calculated based on the financial results reported in the restated financial statement.  For purposes of the Clawback Policy, incentive compensation includes income related to annual cash bonuses and long term equity incentive compensation.

Stock Ownership Guidelines.  We have adopted a Stock Ownership Policy that is applicable to non-employee directors and those employees who have been designated as “officers” for purposes of Section 16 of the Exchange Act. The Stock Ownership Policy requires that non-employee directors hold equity in the Company with a value equal to at least three times the director’s annual Board cash retainer, the Chief Executive Officer own equity in the Company equal to at least three times his annual base salary and that all other covered executives own equity in the Company equal to at least one times his or her annual base salary.  The Stock Ownership Policy provides for a phase-in period, which provides that an individual subject to this policy is required to be in compliance with the minimum equity ownership requirement by the later of December 31, 2021 or the first December 31st that occurs following the five-year anniversary of date on which the non-employee director or Section 16 officer first became subject to the Stock Ownership Policy.  The Stock Ownership Policy also includes certain share retention obligations that apply to officers and directors who have not met the minimum equity ownership requirements by the end of their phase-in date or who cease to hold the minimum equity ownership at any time following such date.

Anti-Hedging and Anti-Pledging Policies. Our insider trading policies prohibit all members of our Board of Directors, executive officers, and other employees from buying our securities on margin, holding such securities in a margin account, buying or selling derivatives on such securities, and engaging in short sales involving such securities. In addition, our insider trading policies prohibits all members of our Board of Directors, executive officers, and other employees from pledging our securities as collateral for a loan.

Tax Deductibility.  The compensation committee considers the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly-held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. The compensation committee generally seeks to qualify certain equity-based compensation paid to our named executive officers (such as options to purchase shares of our common stock) for an exemption from the deductibility limitations of Section 162(m). However, the compensation committee reserves the discretion to authorize compensation payments that do not comply with any of the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation.  We follow Financial Accounting Standard Board (“FASB”), Accounting Standards Codification Topic (“ASC 718”), Compensation — Stock Compensation, for our stock-based compensation awards to employees. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, restricted stock awards and restricted stock unit awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their statements of operations over the period that an employee or director is required to render service in exchange for the option or other award. The compensation committee considers the impact of FASB ASC Topic 718 when making equity-based awards.

Employee Benefit Plans

Retirement Plans

We maintain a tax-qualified Section 401(k) retirement plan for eligible employees in the United States. Under our Section 401(k) plan, employees may elect to defer up to 96% of their eligible compensation subject to applicable annual limits set pursuant to the Code. We currently provide an employee matching contribution under the Section 401(k) plan. Employees are 100% vested in their contributions to the Section 401(k) plan and any employer contributions after one year of service. We intend for the Section 401(k) plan to qualify, depending on the employee’s election, under Section 401(a) of the Code so that contributions by employees, and income earned on those contributions, are not taxable to employees until withdrawn from the Section 401(k) plan.

Indemnification of Officers and Directors

We have agreed to indemnify our directors and officers in certain circumstances. See “Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Compensation Committee Interlocks and Insider Participation

During 2016, the compensation committee was comprised of Messrs. Bohn, Simon and Skok. Mr. Simons joined the compensation committee in January 2017. None of the members of the compensation committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned during our fiscal years indicated by our named executive officers.

2016 Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)		($)
Brian Halligan
Chief Executive Officer	2016	199,330	—	918,471	301,080	90,450	2,506	(4)	1,511,837
	2015	299,265	—	1,477,300	453,480	254,584	2,310		2,486,939
	2014	259,560	—	215,195	121,109	251,708	1,810		849,382
John Kinzer
Chief Financial Officer	2016	304,688	—	1,177,516	386,004	165,150	2,810	(4)	2,036,168
	2015	277,188	—	521,400	160,054	235,766	2,310		1,196,718
	2014	265,000	—	—	—	256,984	299,429		821,413
J.D. Sherman
President and Chief Operating Officer	2016	328,125	—	1,198,095	392,747	177,413	3,242	(4)	2,099,622
	2015	275,828	—	869,000	266,761	234,616	2,742		1,648,947
	2014	259,560	—	80,700	40,361	251,708	1,810		634,139
Hunter Madeley
Chief Sales Officer	2016	291,797	—	1,057,126	346,524	158,405	192,183	(5)	2,046,035
	2015	281,250	—	395,100	263,413	239,203	178,620		1,357,586
	2014	210,938	—	2,367,994		223,172	175,784		2,977,888
Dharmesh Shah
Chief Technology Officer	2016	281,250	—	1,033,259	338,713	152,888	2,810	(4)	1,808,920
	2015	275,828	—	869,000	266,761	234,616	2,310		1,648,515

(1)

The amounts reported represent the aggregate grant-date fair value of the RSU awards that may be settled for shares of our common stock, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements.

(2)

The amounts reported represent the aggregate grant-date fair value of the options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements.

(3)

The amounts reported reflect performance-based payments awarded based on the achievement of certain corporate performance goals (and individual performance goals for years prior to 2015) under our Senior Executive Cash Incentive Bonus Plan.

(4)	The amounts reported include Section 401(k) matching contributions and group term life insurance.

(5)	The amounts reported include group term life insurance, reimbursement for housing and commuting expenses of $101,008 and related tax gross-up payments of $89,933.

2016 Grants of Plan-Based Awards Table

								All other	All other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
								Shares of	Securities	Base Price	of Stock
		Estimated Future Payouts			Estimated Future Payouts			Stock or	Underlying	of Option	and Option
	Grant	Under Non-Equity Incentive			Under Equity Incentive			units	Options	Awards	Awards
Name	Date	Plan Awards (1)			Plan Awards			(#) (2)	(#) (3)	($/Sh) (4)	($) (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)
Brian Halligan	—	39,375	112,500	191,250	—	—	—	—	—	—	—
	1/29/16	—	—	—	—	—	—	22,628	—	—	918,471
	1/29/16	—	—	—	—	—	—	—	17,769	40.59	301,080
John Kinzer	—	63,984	182,813	310,781	—	—	—	—	—	—	—
	1/29/16	—	—	—	—	—	—	29,010	—	—	1,177,516
	1/29/16	—	—	—	—	—	—	—	22,781	40.59	386,004
J.D. Sherman	—	68,906	196,875	334,688	—	—	—	—	—	—	—
	1/29/16	—	—	—	—	—	—	29,517	—	—	1,198,095
	1/29/16	—	—	—	—	—	—	—	23,179	40.59	392,747
Hunter Madeley	—	61,277	175,078	297,633	—	—	—	—	—	—	—
	1/29/16	—	—	—	—	—	—	26,044	—	—	1,057,126
	1/29/16	—	—	—	—	—	—	—	20,451	40.59	346,524
Dharmesh Shah	—	59,063	168,750	286,875	—	—	—	—	—	—	—
	1/29/16	—	—	—	—	—	—	25,456	—	—	1,033,259
	1/29/16	—	—	—	—	—	—	—	19,990	40.59	338,713

(1)

The amounts reported in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column, sub-column "Threshold," reflect the minimum payment level of short-term incentive compensation for each of the named executive officers under our Senior Executive Cash Incentive Bonus Plan. The amounts reported in the "Maximum," sub-column reflect that for 2016, the program provided the potential to earn a maximum of 170% of the target bonus opportunity. The specific components of the Senior Executive Cash Incentive Bonus Plan are described in the "Performance-Based Cash Incentive Compensation" section of this Proxy Statement. Non-equity incentive plan awards actually paid by the Company for services rendered in 2016 are reported in the "Non-Equity Incentive Plan Compensation" column of the "Summary Compensation Table" above.

(2)

Consists of RSU awards granted under our 2014 Stock Option and Incentive Plan. Each RSU award vests over four years with 25% of the shares of our common stock subject to the award vesting after one year and the remainder vesting in 36 equal monthly installments thereafter.

(3)

Consists of options to purchase shares of our common stock granted under our 2014 Stock Option and Incentive Plan. Each stock option vests over four years with 25% of the shares of our common stock subject to the award vesting after one year and the remainder vesting in 36 equal monthly installments thereafter.

(4)	The exercise price is equal to the closing market price of our common stock on the New York Stock Exchange on the date of grant.

(5)

The amounts reported represent the aggregate grant-date fair value of the RSU awards and stock options calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements.

2016 Outstanding Equity Awards at Fiscal Year-End

				Option Awards (1)				Stock Awards (2)
					Equity Incentive				Market
			Number of	Number of	Plan Awards:			Number of	Value of
			Securities	Securities	Number of			Shares or	Shares or
			Underlying	Underlying	Securities			Units of	Units of
			Unexercised	Unexercised	Underlying	Option		Stock That	Stock
		Vesting	Options	Options	Unexercised	Exercise	Option	Have	That Have
	Grant	Start	(#)	(#)	Unearned Options	Price	Expiration	Not Vested	Not Vested
Name	Date	Date (3)	Exercisable	Unexercisable	(#)	($)	Date	(#)	($) (4)
Brian Halligan	3/9/2010	3/9/2010	150,397	—		1.53	3/9/2020
	5/8/2012	4/1/2012	255,554	11,112		5.76	5/8/2022
	1/29/2014	1/1/2014	10,926	4,074		16.14	1/29/2024
	1/29/2014	1/1/2014						3,622	170,234
	2/10/2015	1/1/2015	13,575	14,758		34.76	2/10/2025
	2/10/2015	1/1/2015						22,136	1,040,392
	1/29/2016	1/1/2016	—	17,769		40.59	1/29/2026
	1/29/2016	1/1/2016						22,628	1,063,516
John Kinzer	11/4/2013	11/4/2013	56,244	22,925		14.40	11/4/2023
	11/4/2013	11/4/2013						22,925	1,077,475
	2/10/2015	1/1/2015	4,791	5,209		34.76	2/10/2025
	2/10/2015	1/1/2015						7,813	367,211
	1/29/2016	1/1/2016	—	22,781		40.59	1/29/2026
	1/29/2016	1/1/2016						29,010	1,363,470
J.D. Sherman	5/8/2012	3/1/2012	469,487	—		5.76	5/8/2022
	1/29/2014	1/1/2014	3,645	1,354		16.14	1/29/2024
	1/29/2014	1/1/2014						1,358	63,826
	2/10/2015	1/1/2015	7,985	8,682		34.76	2/10/2025
	2/10/2015	1/1/2015						13,021	611,987
	1/29/2016	1/1/2016	—	23,179		40.59	1/29/2026
	1/29/2016	1/1/2016						29,517	1,387,299
Hunter Madeley	7/30/2014	4/1/2014						44,445	2,088,915
	2/10/2015	1/1/2015	3,193	3,474		34.76	2/10/2025
	2/10/2015	1/1/2015						5,209	244,823
	1/29/2016	1/1/2016	—	20,451		40.59	1/29/2026
	1/29/2016	1/1/2016						26,044	1,224,068
Dharmesh Shah	3/9/2010	3/9/2010	150,397			1.53	3/9/2020
	1/29/2014	1/1/2014	3,642	1,358		16.14	1/29/2024
	1/29/2014	1/1/2014						1,358	63,826
	2/10/2015	1/1/2015	7,985	8,682		34.76	2/10/2025
	2/10/2015	1/1/2015						13,021	611,987
	1/29/2016	1/1/2016	—	19,990		40.59	1/29/2026
	1/29/2016	1/1/2016						25,456	1,196,432

(1)

Unless otherwise indicated, these stock options vest over four years, with 25% of the shares of our common stock subject to the option vesting on the first anniversary of the vesting start date and the remainder vesting in 36 equal monthly installments thereafter.

(2)

Unless otherwise indicated, these RSU awards vest over four years, with 25% of the shares of our common stock subject to the awards vesting on the first anniversary of the vesting start date and the remainder vesting in 36 equal monthly installments thereafter.

(3)	The vesting start date is fixed by the compensation committee when granting equity awards.

(4)

Represents the fair market value of the unvested shares of our common stock as of December 31, 2016 based upon the closing market price of our common stock on December 30, 2016, the last trading day of 2016, of $47.00 per share.

2016 Options Exercised and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Brian Halligan	—	—	23,692	1,223,609
John Kinzer	11,803	372,836	32,183	1,611,834
J.D. Sherman	28,457	1,220,521	13,227	686,414
Hunter Madeley	—	—	38,124	1,903,279
Dharmesh Shah	—	—	13,227	684,575

(1)

The value realized on exercise is based on the difference between the fair market value of a share of our common stock on the exercise date less the per share exercise price of the related stock option, multiplied by the number of shares for which the options were exercised.

(2)	The value realized on vesting is based on the closing market price per share of our common stock on the vesting date, multiplied by the number of shares that vested.

2016 Potential Payments upon Termination or Change in Control

All current outstanding equity awards granted to our named executive officers under our 2014 Stock Option and Incentive Plan and our 2007 Equity Incentive include a “double-trigger” vesting acceleration provision in the event of a change in control of the company. Pursuant to the forms of stock option agreement, restricted stock agreement and RSU agreement, in the case of a “sale event” (as defined in our 2014 Stock Option and Incentive Plan) or in the case of a “change of control” (as defined in our 2007 Equity Incentive Plan), in each case in which outstanding awards are assumed, substituted or otherwise continued by a successor entity, and the award holder’s employment or service relationship with us terminates, such holder’s awards will vest in full as of the date of termination if such termination occurs (i) within 12 months after such sale event or change of control or 90 days prior to such event and (ii) such termination is by us without “cause,” as defined in the applicable award agreement, or by such holder for “good reason” (as defined in the applicable award agreement). There are no other payments or benefits provided to named executive officers in the event of a termination of employment or change in control.

The following table shows the potential payments and benefits to be received by each of our named executive officers in the event that his employment was terminated by us without cause or by the named executive officer for good reason within 12 months following or 90 days prior to such sale event or change of control. The amounts in the table below have been calculated based on the assumption that the sale event/change of control and employment termination took place on December 31, 2016.

Named Executive Officer	Equity Acceleration Benefits Payable Upon Termination Without Cause/for Good Reason in connection with Change in Control (1)
Brian Halligan	$3,152,662
John Kinzer	3,765,295
J.D. Sherman	2,359,742
Hunter Madeley	3,731,419
Dharmesh Shah	2,148,556

(1)

Consists of the vesting of outstanding equity awards that would accelerate pursuant to the “double-trigger” change in control provisions included in the applicable award agreements. Amounts in this column are calculated based on $47.00 per share, the closing market price of our common stock on December 30, 2016, the last trading day of 2016.

Director Compensation

The following table provides certain information concerning compensation earned by the directors who were not named executive officers during the year ended December 31, 2016 pursuant to our Non-Employee Director Compensation Policy. Mr. Halligan and Mr. Shah, who are also our Chief Executive Officer and Chief Technology Officer, respectively, receive no compensation for their services as directors and, consequently, are not included in this table. The compensation received by Mr. Halligan and Mr. Shah during 2016 is set forth in the section of this Proxy Statement captioned “Executive Compensation— 2016 Summary Compensation Table.” Non-employee directors affiliated with an investor in our company that holds one percent or more of our capital stock are not eligible to participate in the Non-Employee Director Compensation Policy and do not receive compensation for their service on the Board.

2016 Director Compensation Table

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
Name	($)	($) (1)	($) (1)	($)
Larry Bohn (2)	-	-	-	-
Ron Gill	51,000	115,227	37,487	203,714
Julie Herendeen (3)	25,890	133,391	43,520	202,801
Lorrie Norrington	46,500	115,227	37,487	199,214
Michael Simon	45,000	115,227	37,487	197,714
David Skok (4)	10,000	-	-	10,000

(1)

The amounts reported represent the aggregate grant-date fair value of RSU awards that may be settled for shares of our common stock and options to purchase shares of our common stock calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant-date fair value are set forth in the notes to our audited consolidated financial statements.

(2)

Mr. Bohn is affiliated with General Catalyst, an investor in our company who holds one percent or more of our capital stock and accordingly, he does not receive compensation for his service as a director.

(3)	Ms. Herendeen joined the Board of Directors in April 2016.
(4)

Mr. Skok is affiliated with Matrix Partners, an investor in our company. During the third quarter of 2016, Matrix Partners ceased to hold one percent or more of our capital stock. As a result, Mr. Skok became eligible for cash compensation under our Non-Employee Director Compensation Policy as of the fourth quarter of 2016. Mr. Skok will be eligible for equity compensation under our Non-Employee Director Compensation Policy beginning in 2017.

Our non-employee directors held the following aggregate number of shares of our common stock subject to unexercised stock option and unvested RSU awards as of December 31, 2016:

	Number of Securities	Number of
	Underlying	Unvested
Name	Unexercised Options	Restricted Stock Units
Larry Bohn	-	-
Ron Gill	33,159	2,368
Julie Herendeen	2,495	2,368
Lorrie Norrington	52,508	2,368
Michael Simon	71,659	2,368
David Skok	-	-

Pursuant to our Non-Employee Director Compensation Policy in effect for 2016, non-employee/non-investor affiliate directors were paid an annual cash retainer of $30,000, our lead independent director was paid an additional annual cash retainer of $7,500 and committee members and committee chair received additional annual cash retainer fees as set forth below:

			Nominating
			and
	Audit	Compensation	Corporate Governance
	Committee	Committee	Committee
Annual Committee Member Retainer	$5,000	$5,000	$3,000
Annual Committee Chairman Retainer	$16,000	$10,000	$6,000

In addition, each of our non-employee/non-investor affiliate directors received an annual equity award with a value of $150,000, 25% of which was in the form of an option to purchase shares of our common stock and 75% of which was in the form of RSUs that are settled in shares of our common stock, that vest upon the first anniversary of such grant date, provided, however, that all vesting ceases if the director resigns from our Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. Newly-elected directors receive a pro-rated annual equity award. All unvested options or RSUs held by a non-employee director accelerate and immediately vest if the non-employee director’s service relationship ends within three months prior to or twelve months following a “sale event” (as defined in the Company’s 2014 Stock Option and Incentive Plan).

We reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.

Modifications to Director Compensation for 2017

The compensation committee annually reviews, with the assistance of its compensation consultants, the compensation of non-employee directors in comparison to our compensation peer group. Effective January 2017, following a market analysis of director compensation conducted by the compensation committee, with assistance from Compensia, we modified our Non-Employee Director Compensation Policy to (1) increase the annual cash retainer fee for our lead independent director from $7,500 to $11,500, (2) increase the annual cash retainer for the audit committee chair from $16,000 to $18,500, (3) increase the annual cash retainer for audit committee members from $5,000 to $7,100, and (4) increase the values of the annual equity award from $150,000 to $165,000.

Equity Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2016

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and RSUs		Weighted- average Exercise Price of Outstanding Options ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(2)	4,972,535	(3)	13.99	3,441,225	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	4,972,535		13.99	3,441,225

(1)

The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding options to purchase shares of our common stock. It does not reflect the shares of our common stock that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)	These plans consist of our 2007 Equity Incentive Plan (terminated in October 2014), our 2014 Stock Option and Incentive Plan, and our Employee Stock Purchase Plan.

(3)

This number includes 1,925,532 shares of our common stock subject to outstanding awards granted under our 2007 Equity Incentive Plan, of which 1,702,809 shares were subject to outstanding options and 222,723 shares were subject to outstanding RSU awards, and 3,047,003 shares subject to outstanding awards granted under our 2014 Stock Option and Incentive Plan, of which 1,005,894 shares were subject to outstanding options and 2,041,109 shares were subject to outstanding RSU awards.

(4)

This number includes 2,517,186 shares of our common stock available for issuance under our 2014 Stock Option and Incentive Plan, and 924,039 shares reserved for issuance under our Employee Stock Purchase Plan. The number of shares available for issuance under the 2014 Stock Option and Incentive Plan automatically increase each January 1 by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee. The number of shares available for issuance under the Employee Stock Purchase Plan automatically increase each January 1 by 1% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee.

Report of the Compensation Committee of the Board of Directors

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2016.

Compensation Committee

Michael Simon (Chairperson)

David Skok

Larry Bohn

Jay Simons

RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2016 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted amended and restated bylaws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that are broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement provides for indemnification by the underwriters of us and our officers, directors and employees for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Transactions with Our Executive Officers and Directors and Affiliated Entities

We have granted stock options and RSUs to our executive officers and certain of our directors. See the section captioned “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” for a description of these stock options and RSUs.

Policies and Procedures for Related Party Transactions

The audit committee of our board of directors has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. We also adopted a formal policy governing the review and approval of related party transactions.

All of the transactions described above were entered into prior to the adoption of this policy. Accordingly, each was approved by disinterested members of our board of directors after making a determination that the transaction was executed on terms no less favorable than those that could have been obtained from an unrelated third party.

TRANSACTION OF OTHER BUSINESS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our Board or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at 25 First Street, 2nd Floor, Cambridge, MA 02141, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the proxy statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements under our Bylaws for the 2018 Annual Meeting of Stockholders are as follows: a stockholder’s notice shall be timely if delivered to our Secretary at the address set forth above not earlier than February 7, 2018 and not later than the close of business on March 9, 2018. However, if the date of our 2018 Annual Meeting of Stockholders occurs more than 30 days before or 60 days after June 7, 2018, the anniversary of the 2017 Annual Meeting, a stockholder notice will be timely if it is received at the address set forth above by the later of the close of business on (1) the 90th day prior to such annual meeting or (2) the tenth day following the day on which public disclosure of the date of the meeting is made.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2018 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than December 26, 2017. Such proposals must be delivered to our Secretary, c/o HubSpot, Inc., 25 First Street, 2nd Floor, Cambridge, MA 02141.

HUBSPOT, INC. 25 FIRST STREET, 2ND FLOOR CAMBRIDGE, MA 02141 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of Directors Nominees 01 Julie Herendeen 02 Michael Simon 03 Jay Simons The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2 Ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for 2017; and 3 Non-binding advisory vote to approve the compensation of our Named Executive Officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 Non-binding advisory vote on the frequency of future advisory votes to approve the compensation of our Named Executive Officers. NOTE: to transact such other business as may properly come before the meeting and at any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000334067_1 R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com. HUBSPOT, INC. Annual Meeting of Shareholders June 7, 2017 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Brian Halligan, J.D. Sherman, John Kinzer, and John Kelleher, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HUBSPOT, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, EDT on June 7, 2017, at 2 Canal Park, 1st Floor, Cambridge, MA 02141, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side0000334067_2 R1.0.1.15